Exhibit 99.1

NEWS RELEASE
HOUSTON and LONDON, October 29, 2013

LyondellBasell Reports Third-Quarter 2013 Results

Third-Quarter 2013 Highlights

•	Diluted earnings per share of $1.51; $854 million income from continuing operations

•	EBITDA of $1,531 million

•	Solid earnings and cash flow continued, supported by reliable operations and favorable crude oil and natural gas environment

•	Completed scheduled maintenance turnaround at Clinton ethylene and polyethylene facility

•	13.5 million shares repurchased during the quarter

LyondellBasell Industries (NYSE: LYB) today announced earnings from continuing operations for the third quarter 2013 of $1.51 diluted earnings per share or $854 million. Third quarter 2013 EBITDA was $1,531 million.

Comparisons with the prior quarter and third quarter 2012 are shown below:

Table 1 - Earnings Summary

Millions of U.S. dollars (except share data)	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2013	2013	2012	2013	2012
Sales and other operating revenues	$11,152	$11,103	$11,273	$32,924	$34,255
Net income(a)	851	927	844	2,678	2,211
Income from continuing operations	854	923	851	2,683	2,213
Diluted earnings per share (U.S. dollars):
Net income(b)	1.50	1.61	1.46	4.66	3.83
Income from continuing operations	1.51	1.60	1.47	4.67	3.83
Diluted share count (millions)	567	578	577	575	577
EBITDA(c)(d)	1,531	1,652	1,589	4,768	4,543

(a)	Includes net loss attributable to non-controlling interests and loss from discontinued operations, net of tax. See Table 11.
(b)	Includes diluted loss per share attributable to discontinued operations.
(c)	See the end of this release for an explanation of the Company’s use of EBITDA and Table 9 for reconciliations of EBITDA to income from continuing operations.
(d)	Includes a $71 million lower of cost or market inventory valuation adjustment in the third quarter 2012 which is a reversal of a $71 million charge in the second quarter of 2012.

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Results also reflect the following charges and benefits:

Table 2 - Charges (Benefits) Included in Income from Continuing Operations

Millions of U.S. dollars (except share data)	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2013	2013	2012	2013	2012
Pretax charges (benefits):
Charges and premiums related to repayment of debt	$—	$—	$—	$—	$329
Reorganization items	—	—	—	—	(5)
Impairments	—	—	—	—	22
Warrants - mark to market	—	—	—	—	10
Insurance settlement	—	—	—	—	(100)
Legal recovery	—	—	(24)	—	(24)
Lower of cost or market inventory adjustment	—	—	(71)	—	—
Total pretax charges (benefits)	—	—	(95)	—	232
Provision for (benefit from) income tax related to these items	—	—	35	—	(79)
After-tax effect of net charges (credits)	$—	$—	($60)	$—	$153
Effect on diluted earnings per share	$0	$0	$0.11	$0	($0.25)

“We achieved solid third quarter results, with earnings of $1.51 per share and EBITDA of $1.53 billion,” said CEO Jim Gallogly. “This performance is sequentially down from the prior quarter due to scheduled maintenance at a U.S. olefins and polyolefins site and fewer market-related opportunities in our European olefins and polyolefins business. Refining results again proved difficult, pressured by an oversupplied gasoline market, spending for RIN’s and plant maintenance.”

“During the quarter, we advanced our capital deployment program, purchasing shares and declaring dividends totaling $1.3 billion. Since authorization of the share repurchase program in May 2013 and through the close of the third quarter, approximately three percent of our outstanding shares have been repurchased,” Gallogly said.

“Overall, we continued a pattern of steady results seen in recent quarters. Underlying this performance were safe, reliable operations coupled with the North American natural gas advantage. We are taking steps to further capitalize on this advantage. We are making significant progress on our expansion projects which will come online over the next two years. First up will be the fourth-quarter completion of the methanol restart project followed by our La Porte ethylene debottleneck expansion mid next year. We expect to see our growth projects completed significantly ahead of our competition and add to our strong earnings profile,” Gallogly said.

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OUTLOOK

“The fundamentals that have supported our results remained intact during October. However, we have historically seen margin compression in products such as oxyfuels in winter months and slower polyolefin sales around the holiday season,” Gallogly said.

LYONDELLBASELL BUSINESS RESULTS DISCUSSION BY REPORTING SEGMENT

LyondellBasell operates in five business segments: 1) Olefins and Polyolefins – Americas; 2) Olefins and Polyolefins – Europe, Asia and International (EAI); 3) Intermediates and Derivatives; 4) Refining; and 5) Technology.

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Olefins and Polyolefins – Americas (O&P-Americas) – The primary products of this segment include ethylene and its co-products (propylene, butadiene and benzene), polyethylene, polypropylene and Catalloy process resins.

Table 3 - O&P–Americas Financial Overview

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
Millions of U.S. dollars	2013	2013	2012	2013	2012
Operating income	$759	$872	$738	$2,452	$1,957
EBITDA	841	951	814	2,690	2,190

Three months ended September 30, 2013 versus three months ended June 30, 2013 – EBITDA decreased $110 million versus the second quarter 2013. Compared to the prior period, olefins results decreased primarily due to a scheduled turnaround at Clinton, Iowa, a 1 cent per pound decline in ethylene contract price and higher raw material costs driven by higher propane, butane and naphtha prices in the third quarter. The Clinton turnaround impacted the quarter results by approximately $65 million. Combined polyolefin results increased from the second quarter 2013. Results benefitted from an approximately 2 cent per pound higher average polyethylene price and a 5 percent increase in polypropylene sales volumes. Joint venture equity income was relatively unchanged.

Three months ended September 30, 2013 versus three months ended September 30, 2012 – EBITDA increased $27 million in the third quarter 2013 versus the third quarter 2012. Excluding the favorable impact of a $71 million lower of cost or market adjustment in the third quarter 2012, EBITDA increased $98 million, primarily due to higher polyethylene results. Olefins results decreased approximately $45 million compared to the prior year period partially due to the scheduled Clinton turnaround. The third quarter 2013 results benefitted from increased ethane cracking at a lower cost. Polyethylene results improved as a 9 cent per pound higher price more than offset a 4 percent volume decline. Polypropylene results were relatively unchanged. Joint venture equity income was relatively unchanged.

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Olefins and Polyolefins – Europe, Asia, International (O&P-EAI) – The primary products of this segment include ethylene and its co-products (propylene and butadiene), polyethylene, polypropylene, global polypropylene compounds, Catalloy process resins and polybutene-1 resins.

Table 4 - O&P–EAI Financial Overview

Millions of U.S. dollars	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2013	2013	2012	2013	2012
Operating income	$78	$189	$15	$360	$221
EBITDA	204	295	102	724	522

Three months ended September 30, 2013 versus three months ended June 30, 2013 – EBITDA decreased $91 million versus the second quarter 2013. Olefin results decreased by approximately $75 million primarily due to a decline in olefin margins driven by higher feedstock costs and lower co-product values. Improved polyethylene margins offset a 10 percent decline in overall polyolefin sales volumes. Polypropylene compounds and polybutene-1 results decreased by approximately $15 million primarily due to lower margins related to raw material price volatility and a 5 percent decline in sales volumes. Equity income from joint ventures increased by $17 million from the second quarter 2013.

Three months ended September 30, 2013 versus three months ended September 30, 2012 – EBITDA increased $102 million versus the third quarter 2012. Olefin results improved by approximately $70 million, a result of both higher margins and volumes. The higher olefin margins were driven by higher ethylene prices in the third quarter of 2013 versus the same period in 2012. Volumes were lower in the 2012 period as a result of an olefin turnaround at Wesseling, Germany. Combined polyolefin results increased by approximately $20 million primarily as a result of improved margins. Polypropylene compounds and polybutene-1 results decreased by approximately $10 million from the prior year period as a result of lower margins related to raw material pricing lag. Equity income from joint ventures increased by $25 million from the third quarter 2012.

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Intermediates and Derivatives (I&D) – The primary products of this segment include propylene oxide (PO) and its co-products (styrene monomer, tertiary butyl alcohol (TBA), isobutylene and tertiary butyl hydroperoxide), and derivatives (propylene glycol, propylene glycol ethers and butanediol), acetyls, ethylene oxide and its derivatives, and oxyfuels.

Table 5 - I&D Financial Overview

Millions of U.S. dollars	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2013	2013	2012	2013	2012
Operating income	$371	$285	$424	$979	$1,184
EBITDA	427	338	475	1,138	1,324

Three months ended September 30, 2013 versus three months ended June 30, 2013 – EBITDA increased $89 million versus the second quarter 2013. Results for PO and PO derivatives increased by approximately $20 million following the completion of second quarter turnarounds. Competitive pressure continued to impact butanediol and solvents margins due to oversupply in Asia. Intermediate chemicals results increased by approximately $65 million driven primarily by higher styrene margins and higher sales volumes following second quarter turnarounds. Oxyfuels results improved by approximately $15 million due to higher margins and volumes. Equity income from joint ventures was relatively unchanged.

Three months ended September 30, 2013 versus three months ended September 30, 2012 – EBITDA decreased $48 million compared to the third quarter 2012. Results for PO and PO derivatives declined primarily due to weaker butanediol and solvents market conditions. Intermediate chemicals results increased as a result of higher styrene, acetyl and ethylene glycol margins. Oxyfuels results declined by approximately $60 million due to lower margins and volumes, which were stronger than typical in the third quarter of 2012. Equity income from joint ventures increased by $3 million from the third quarter 2012.

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Refining – The primary products of this segment include gasoline, diesel fuel, heating oil, jet fuel, and petrochemical raw materials.

Table 6 - Refining Financial Overview

	Three Months Ended			Nine Months Ended September 30,
	September 30, 2013	June 30, 2013	September 30, 2012
Millions of U.S. dollars				2013	2012
Operating income (loss)	($37)	($16)	$114	($70)	$248
EBITDA	8	20	150	48	358

Three months ended September 30, 2013 versus three months ended June 30, 2013 – EBITDA, including benefits from property tax assessments and legal settlements of $15 million, declined $12 million versus the second quarter 2013. The Houston refinery operated at 250,000 barrels per day, down 15,000 barrels per day from the prior quarter due to maintenance work on an operating unit. The Maya 2-1-1 industry benchmark crack spread increased by $1.64 per barrel, averaging $23.22 per barrel. The refinery spread did not increase as the timing of crude purchases coupled with benchmark crude oil price volatility resulted in higher costs during the quarter. The cost of Renewable Identification Numbers (RINs) to meet U.S. renewable fuel standards decreased by $12 million versus the second quarter 2013.

Three months ended September 30, 2013 versus three months ended September 30, 2012 – EBITDA decreased $142 million versus the third quarter 2012. Excluding the benefit of legal restitutions in both periods and the resolution of property tax assessments in third quarter 2013, EBITDA decreased by $133 million. The 250,000 barrels per day operating rate in the current quarter represents an increase of 10,000 barrels per day from the prior year period. Compared to the third quarter 2012, the decline in Maya 2-1-1 benchmark spread of $5.54 per barrel and higher natural gas costs negatively impacted results by approximately $110 million. The cost of RINs increased by $28 million compared to the same quarter last year.

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Technology – The principal products of the Technology segment include polyolefin catalysts and production process technology licenses and related services.

Table 7 - Technology Financial Overview

	Three Months Ended			Nine Months Ended September 30,
	September 30, 2013	June 30, 2013	September 30, 2012
Millions of U.S. dollars				2013	2012
Operating income	$35	$39	$31	$124	$99
EBITDA	52	59	49	177	155

Three months ended September 30, 2013 versus three months ended June 30, 2013 – EBITDA decreased by $7 million primarily as a result of lower licensing revenues.

Three months ended September 30, 2013 versus three months ended September 30, 2012 – EBITDA increased by $3 million as higher catalyst sales and lower research and development costs more than offset lower licensing revenues versus the third quarter 2012.

Capital spending and cash balances

Capital expenditures, including growth projects, maintenance turnarounds, catalyst and information technology-related expenditures, were $423 million in the third quarter 2013. The cash balance was $4.4 billion at Sept. 30, 2013. We repurchased 13.5 million ordinary shares during the third quarter 2013. Dividends declared in the quarter totaled $280 million. In July, the company issued long-term bonds in an aggregate principal amount of $1.5 billion with an average interest rate of 4.6 percent.

CONFERENCE CALL

LyondellBasell will host a conference call Oct. 29 at 11 a.m. ET. Participants on the call will include Chief Executive Officer Jim Gallogly, Executive Vice President and Chief Financial Officer Karyn Ovelmen, Senior Vice President – Strategic Planning and Transactions Sergey Vasnetsov, and Vice President of Investor Relations Doug Pike.

The toll-free dial-in number in the U.S. is 877-950-3594. A complete listing of toll-free numbers by country is available at www.lyondell.com/teleconference for international callers. The pass code for all numbers is 1231245.

A replay of the call will be available from 2 p.m. ET Oct. 29 until Nov. 29 at 11 p.m. ET. The replay dial-in numbers are 888-667-5779 (U.S.) and +1 402-220-6423 (international). The pass code for each is 5421.

The slides that accompany the call will be available at http://www.lyondellbasell.com/earnings.

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ABOUT LYONDELLBASELL

LyondellBasell (NYSE: LYB) is one of the world’s largest plastics, chemical and refining companies and a member of the S&P 500. LyondellBasell (www.lyondellbasell.com) manufactures products at 58 sites in 18 countries. LyondellBasell products and technologies are used to make items that improve the quality of life for people around the world including packaging, electronics, automotive parts, home furnishings, construction materials and biofuels.

FORWARD-LOOKING STATEMENTS

The statements in this release and the related teleconference relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are based upon assumptions of management which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. Actual results could differ materially based on factors including, but not limited to, the business cyclicality of the chemical, polymers and refining industries; the availability, cost and price volatility of raw materials and utilities, particularly the cost of oil, natural gas, and associated natural gas liquids; competitive product and pricing pressures; labor conditions; our ability to attract and retain key personnel; operating interruptions (including leaks, explosions, fires, weather-related incidents, mechanical failure, unscheduled downtime, supplier disruptions, labor shortages, strikes, work stoppages or other labor difficulties, transportation interruptions, spills and releases and other environmental risks); the supply/demand balances for our and our joint ventures’ products, and the related effects of industry production capacities and operating rates; our ability to achieve expected cost savings and other synergies; legal and environmental proceedings; tax rulings, consequences or proceedings; technological developments, and our ability to develop new products and process technologies; potential governmental regulatory actions; political unrest and terrorist acts; risks and uncertainties posed by international operations, including foreign currency fluctuations; and our ability to comply with debt covenants and service our debt. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the “Risk Factors” section of our Form 10-K for the year ended December 31, 2012, which can be found at www.lyondellbasell.com on the Investor Relations page and on the Securities and Exchange Commission’s website at www.sec.gov.

NON-GAAP MEASURES

This release makes reference to certain “non-GAAP” financial measures, such as EBITDA, as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. We report our financial results in accordance with U.S. generally accepted accounting principles, but believe that certain non-GAAP financial measures, such as EBITDA, provide useful supplemental information to investors regarding the

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underlying business trends and performance of the company’s ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP.

EBITDA, as presented herein, may not be comparable to a similarly titled measure reported by other companies due to differences in the way the measure is calculated. We calculate EBITDA as income from continuing operations plus interest expense (net), provision for (benefit from) income taxes, and depreciation & amortization. EBITDA should not be considered an alternative to profit or operating profit for any period as an indicator of our performance, or as alternative to operating cash flows as a measure of our liquidity.

Quantitative reconciliations of EBITDA to net income, the most comparable GAAP measure, are provided in Table 9 at the end of this release.

OTHER FINANCIAL MEASURE PRESENTATION NOTES

This release contains time sensitive information that is accurate only as of the time hereof. Information contained in this release is unaudited and subject to change. LyondellBasell undertakes no obligation to update the information presented herein except to the extent required by law.

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Source: LyondellBasell Industries

Media Contact:	David A. Harpole +1 713-309-4125
Investor Contact:	Douglas J. Pike +1 713-309-7141

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Table 8 - Reconciliation of Segment Information to Consolidated Financial Information

	2012					2013
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	YTD
Sales and other operating revenues:
Olefins & Polyolefins - Americas	$3,349	$3,283	$3,217	$3,085	$12,934	$3,244	$3,251	$3,315	$9,810
Olefins & Polyolefins - Europe, Asia, International	3,898	3,575	3,448	3,600	14,521	3,800	3,708	3,594	11,102
Intermediates & Derivatives	2,485	2,285	2,637	2,251	9,658	2,282	2,217	2,452	6,951
Refining	3,203	3,496	3,272	3,320	13,291	2,468	3,077	3,177	8,722
Technology	119	115	124	140	498	134	132	124	390
Other	(1,320)	(1,506)	(1,425)	(1,299)	(5,550)	(1,259)	(1,282)	(1,510)	(4,051)

Continuing Operations	$11,734	$11,248	$11,273	$11,097	$45,352	$10,669	$11,103	$11,152	$32,924

Operating income (loss):
Olefins & Polyolefins - Americas	$519	$700	$738	$693	$2,650	$821	$872	$759	$2,452
Olefins & Polyolefins - Europe, Asia, International	3	203	15	(94)	127	93	189	78	360
Intermediates & Derivatives	370	390	424	246	1,430	323	285	371	979
Refining	10	124	114	86	334	(17)	(16)	(37)	(70)
Technology	38	30	31	23	122	50	39	35	124
Other	—	2	6	5	13	(3)	(5)	1	(7)

Continuing Operations	$940	$1,449	$1,328	$959	$4,676	$1,267	$1,364	$1,207	$3,838

Depreciation and amortization:
Olefins & Polyolefins - Americas	$65	$71	$69	$76	$281	$75	$69	$73	$217
Olefins & Polyolefins - Europe, Asia, International	69	69	63	84	285	77	76	78	231
Intermediates & Derivatives	47	48	49	50	194	48	50	50	148
Refining	38	37	36	37	148	36	37	45	118
Technology	18	19	18	18	73	17	20	16	53
Other	—	—	1	1	2	—	2	—	2

Continuing Operations	$237	$244	$236	$266	$983	$253	$254	$262	$769

EBITDA:(a)
Olefins & Polyolefins - Americas	$595	$781	$814	$778	$2,968	$898	$951	$841	$2,690
Olefins & Polyolefins - Europe, Asia, International	115	305	102	26	548	225	295	204	724
Intermediates & Derivatives	417	432	475	297	1,621	373	338	427	1,138
Refining	48	160	150	123	481	20	20	8	48
Technology	56	50	49	42	197	66	59	52	177
Other	(4)	(1)	(1)	(1)	(7)	3	(11)	(1)	(9)

Continuing Operations	$1,227	$1,727	$1,589	$1,265	$5,808	$1,585	$1,652	$1,531	$4,768

Capital, turnarounds and IT deferred spending:
Olefins & Polyolefins - Americas	$102	$135	$126	$105	$468	$122	$122	$218	$462
Olefins & Polyolefins - Europe, Asia, International	60	39	60	95	254	63	46	44	153
Intermediates & Derivatives	18	24	44	73	159	106	141	119	366
Refining	38	27	24	47	136	93	67	36	196
Technology	9	8	12	14	43	7	6	7	20
Other	2	3	1	(1)	5	—	5	(1)	4

Total	229	236	267	333	1,065	391	387	423	1,201
Deferred charges included above	(1)	(3)	(1)	—	(5)	—	—	—	—

Continuing Operations	$228	$233	$266	$333	$1,060	$391	$387	$423	$1,201

(a)	See Table 9 for EBITDA calculation.

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Table 9 - EBITDA Calculation

	2012					2013
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	YTD

Net income attributable to the Company shareholders	$600	$770	$846	$632	$2,848	$901	$929	$853	$2,683
Net income (loss) attributable to non-controlling interests	(1)	(2)	(2)	(9)	(14)	(1)	(2)	(2)	(5)
(Income) loss from discontinued operations, net of tax	(5)	—	7	22	24	6	(4)	3	5

Income from continuing operations	594	768	851	645	2,858	906	923	854	2,683
Provision for income taxes	301	306	435	285	1,327	357	410	339	1,106
Depreciation and amortization	237	244	236	266	983	253	254	262	769
Interest expense, net	95	409	67	69	640	69	65	76	210

EBITDA	$1,227	$1,727	$1,589	$1,265	$5,808	$1,585	$1,652	$1,531	$4,768

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Table 10 - Selected Segment Operating Information

	2012					2013
	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	YTD
Olefins and Polyolefins - Americas
Volumes (million pounds)
Ethylene produced	1,988	2,134	2,401	2,449	8,972	2,337	2,412	2,111	6,860
Propylene produced	533	615	633	582	2,363	624	529	652	1,805
Polyethylene sold	1,371	1,327	1,430	1,438	5,566	1,396	1,389	1,378	4,163
Polypropylene sold	649	634	639	576	2,498	565	637	669	1,871
Benchmark Market Prices
West Texas Intermediate crude oil (USD per barrel)	103.0	93.4	92.2	88.2	94.1	94.4	94.2	105.8	98.2
Light Louisiana Sweet (“LLS”) crude oil (USD per barrel)	119.9	108.2	109.4	109.5	111.7	113.9	104.6	109.9	109.4
Natural gas (USD per million BTUs)	2.7	2.3	2.9	3.5	2.9	3.5	4.2	3.7	3.8
U.S. weighted average cost of ethylene production (cents/pound)	28.5	18.4	19.7	18.6	21.2	13.8	15.7	16.6	15.4
U.S. ethylene (cents/pound)	54.9	46.9	45.4	45.7	48.3	48.0	46.3	45.8	46.7
U.S. polyethylene [high density] (cents/pound)	67.0	63.0	59.3	59.7	62.3	66.7	68.7	71.7	69.0
U.S. propylene (cents/pound)	68.7	65.7	51.3	56.0	60.4	75.0	63.3	68.3	68.9
U.S. polypropylene [homopolymer] (cents/pound)	81.2	76.7	63.8	68.5	72.5	88.0	76.2	82.3	82.2

Olefins and Polyolefins - Europe, Asia, International
Volumes (million pounds)
Ethylene produced	945	930	802	833	3,510	912	991	984	2,887
Propylene produced	557	561	492	502	2,112	577	610	597	1,784
Polyethylene sold	1,320	1,130	1,243	1,250	4,943	1,206	1,314	1,212	3,732
Polypropylene sold	1,614	1,433	1,727	1,623	6,397	1,657	1,821	1,612	5,090
Benchmark Market Prices (€0.01 per pound)
Western Europe weighted average cost of ethylene production	45.4	31.7	39.6	38.9	38.9	36.2	29.3	34.9	33.5
Western Europe ethylene	55.1	58.6	53.1	58.1	56.2	58.6	54.4	55.0	56.0
Western Europe polyethylene [high density]	58.6	60.9	57.2	61.0	59.4	61.2	56.8	57.9	58.6
Western Europe propylene	50.1	54.1	47.6	50.8	50.7	50.6	47.9	49.6	49.4
Western Europe polypropylene [homopolymer]	57.9	60.4	56.1	58.7	58.3	59.1	56.1	58.1	57.8

Intermediates and Derivatives
Volumes (million pounds)
Propylene oxide and derivatives	774	743	762	663	2,942	683	665	665	2,013
Ethylene oxide and derivatives	312	275	311	260	1,158	260	277	294	831
Styrene monomer	704	678	791	782	2,955	703	589	756	2,048
Acetyls	489	444	499	406	1,838	431	470	506	1,407
TBA Intermediates	462	448	441	399	1,750	434	357	425	1,216
Volumes (million gallons)
MTBE/ETBE	205	189	256	199	849	185	235	241	661
Benchmark Market Margins (cents per gallon)
MTBE - Northwest Europe	125.1	122.0	149.9	76.3	118.2	104.9	88.4	86.8	93.2

Refining
Volumes (thousands of barrels per day)
Heavy crude oil processing rate	259	267	240	255	255	173	265	250	230
Benchmark Market Margins
Light crude oil - 2-1-1	10.29	15.30	16.82	8.99	12.81	11.53	14.63	12.63	12.96
Light crude oil - Maya differential	10.81	9.12	11.94	16.45	12.01	11.17	6.95	10.59	9.51

Source: LYB and third party consultants

Note: Benchmark market prices for U.S. and Western Europe polyethylene and polypropylene reflect discounted prices.

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Table 11 - Unaudited Income Statement Information

	2012					2013
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	YTD

Sales and other operating revenues	$11,734	$11,248	$11,273	$11,097	$45,352	$10,669	$11,103	$11,152	$32,924
Cost of sales	10,532	9,561	9,670	9,832	39,595	9,153	9,496	9,690	28,339
Selling, general and administrative expenses	223	201	236	249	909	213	208	220	641
Research and development expenses	39	37	39	57	172	36	35	35	106

Operating income	940	1,449	1,328	959	4,676	1,267	1,364	1,207	3,838
Income from equity investments	46	27	32	38	143	59	43	61	163
Interest expense, net	(95)	(409)	(67)	(69)	(640)	(69)	(65)	(76)	(210)
Other income (expense), net	4	7	(7)	2	6	6	(9)	1	(2)

Income before taxes	895	1,074	1,286	930	4,185	1,263	1,333	1,193	3,789
Provision for income taxes	301	306	435	285	1,327	357	410	339	1,106

Income from continuing operations	594	768	851	645	2,858	906	923	854	2,683
Income (loss) from discontinued operations, net of tax	5	—	(7)	(22)	(24)	(6)	4	(3)	(5)

Net income	599	768	844	623	2,834	900	927	851	2,678
Net loss attributable to non-controlling interests	1	2	2	9	14	1	2	2	5

Net income attributable to the Company shareholders	$600	$770	$846	$632	$2,848	$901	$929	$853	$2,683

LyondellBasell Industries	14
www.lyondellbasell.com

Table 12 - Unaudited Cash Flow Information

	2012					2013
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	YTD

Net cash provided by operating activities	$913	$504	$2,042	$1,328	$4,787	$799	$1,264	$1,131	$3,194

Net cash used in investing activities	(185)	(245)	(266)	(317)	(1,013)	(408)	(389)	(438)	(1,235)

Net cash provided by (used in) financing activities	(140)	55	(234)	(1,826)	(2,145)	(234)	(526)	437	(323)

LyondellBasell Industries	15
www.lyondellbasell.com

Table 13 - Unaudited Balance Sheet Information

(Millions of U.S. dollars)	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012	March 31, 2013	June 30, 2013	September 30, 2013

Cash and cash equivalents	$1,670	$1,950	$3,527	$2,732	$2,879	$3,233	$4,414
Restricted cash	9	14	19	5	6	2	4
Accounts receivable, net	4,209	3,888	4,083	3,904	3,878	4,023	4,041
Inventories	5,208	5,759	5,234	5,075	5,270	5,197	5,382
Prepaid expenses and other current assets	1,002	755	532	570	622	577	784

Total current assets	12,098	12,366	13,395	12,286	12,655	13,032	14,625
Property, plant and equipment, net	7,426	7,237	7,412	7,696	7,779	7,979	8,223
Investments and long-term receivables:
Investment in PO joint ventures	415	411	405	397	401	409	423
Equity investments	1,605	1,521	1,581	1,583	1,607	1,622	1,615
Other investments and long-term receivables	76	70	361	383	421	231	164
Goodwill	595	576	585	591	582	588	598
Intangible assets, net	1,149	1,103	1,073	1,038	999	966	934
Other assets, net	245	261	292	246	233	221	229

Total assets	$23,609	$23,545	$25,104	$24,220	$24,677	$25,048	$26,811

Current maturities of long-term debt	$—	$—	$—	$1	$1	$1	$1
Short-term debt	42	48	47	95	115	114	114
Accounts payable	3,545	3,004	3,297	3,285	3,217	3,324	3,241
Accrued liabilities	1,049	915	1,177	1,157	1,217	1,047	1,528
Deferred income taxes	310	277	304	558	557	550	494

Total current liabilities	4,946	4,244	4,825	5,096	5,107	5,036	5,378
Long-term debt	3,984	4,305	4,305	4,304	4,307	4,306	5,774
Other liabilities	2,281	2,208	2,153	2,327	2,306	2,325	2,278
Deferred income taxes	1,035	1,245	1,460	1,314	1,277	1,312	1,472
Stockholders’ equity	11,310	11,492	12,312	11,139	11,641	12,032	11,874
Non-controlling interests	53	51	49	40	39	37	35

Total liabilities and stockholders’ equity	$23,609	$23,545	$25,104	$24,220	$24,677	$25,048	$26,811

LyondellBasell Industries	16
www.lyondellbasell.com